Exhibit 10.68

March 21, 2012

Michael Bishop

106 Winthrop Dr.

Cheshire, CT 06410

Dear Mike,

This letter confirms our offer to you of continued employment as Chief Financial Officer of FuelCell Energy, Inc. (“FCE”). Set forth below are the changes to the terms and conditions of your employment, effective as of January 1, 2012, unless otherwise noted. All other terms and conditions of your employment remain the same including your status as an at-will employee.

I. Compensation.

A. Your base annual salary will increase to $228,100.00.

B. For fiscal year 2012, you will be eligible for a target bonus equal to 50% of your base salary as determined and approved by FCE’s Board. The actual amount of the bonus may be more or less than the target amount. Any bonus may be payable in cash, stock options and/or restricted stock upon such terms and conditions as determined by the Board. FCE will pay any such bonus by the end of the first quarter of the following fiscal year, provided you are employed by FCE on the date the bonus is paid. Payment of the bonus in any year should not be construed as requiring the payment of a bonus in any other year.

You hereby acknowledge that your rights hereunder shall be subject to any future claw back or similar requirements in favor of FCE established by law or by FCE policy.

II. Severance Benefits.

A. Termination Without Cause or for Good Reason. In the event that FCE terminates your employment without cause or you terminate your employment for “good reason,” you will be entitled to receive a severance payment in an amount equal to six (6) months of your base annual salary at the date of termination plus payment by FCE of your COBRA premiums for up to six (6) months provided you elect continuation coverage under COBRA and you are not eligible for health coverage under another employer’s plan. FCE reserves the right to provide you with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments. The severance payment will be made over a six (6) month period, with payments made in equal installments in accordance with FCE’s usual pay periods.

You will be considered to have terminated your employment for “good reason” if one or more of the following conditions arises without your consent:

(1) A material diminution in your base salary;

(2) A material diminution in your authority, duties or responsibilities;

(3) A material diminution in the budget over which you retain authority; or

(4) A material change in the geographic location at which you must perform your duties.

For this provision to apply, you much provide notice to FCE of the existence of the condition constituting a good reason within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which FCE may be provided a period of at least thirty (30) days during which it may remedy the condition and not be required to pay any severance.

B. Change of Control. In the event that your employment is terminated by FCE for any reason other than for Cause or you resign for Good Reason, in each case in connection with a change in control, you will be entitled to receive a severance payment in an amount equal to one (1) year of your base salary as of the date of termination plus one (1) year of the average of bonuses paid to you since your promotion to Chief Financial Officer plus payment by FCE of your COBRA premiums for up to twelve (12) months provided you elect continuation coverage under COBRA and you are not eligible for health coverage under another employer’s plan. FCE reserves the right to provide you with a cash equivalent of the cost of such COBRA premiums in lieu of making the premium payments.

In order to exercise your right to resign for Good Reason in the event of a change in control, you must provide FCE with at least thirty (30) days written notice within the ninety (90) day period preceding the change in control or the eighteen (18) month period after the change in control. If FCE terminates your employment without cause during the ninety (90) day period preceding a change in control or the eighteen (18) month period thereafter, the termination will be deemed to be due to a change in control.

A “change in control” shall be deemed to have occurred if the transaction is of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 1, 2003, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a third Person, including a “group” as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of the Corporation, becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; (ii) during any period of twenty-four (24) consecutive months individuals who, at the beginning of such consecutive twenty-four (24) month period, constitute the Board of Directors of the Corporation (the “Board”) cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the Corporation shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National or Small Cap Market System, except where the delisting is related to a private purchase of the Corporation’s stock by a group consisting of the Corporation’s current officers.

For these purposes, a “Change of Control” shall not be deemed to have occurred where, with respect to any transaction otherwise constituting a “Change of Control,” you are reasonably expected to maintain your existing position as Chief Financial Officer.

For these purposes, Incumbent Board means the Board as in existence twenty-four (24) months prior to the date the action is being considered. Notwithstanding the foregoing, if the Incumbent Board specifically determines that any transaction does not constitute a Change of Control for purposes of this Agreement such determination shall be conclusive and binding.

Any stock options and restricted stock granted to you by FCE shall accelerate and immediately vest upon the occurrence of both (1) a change in control and (2) the termination of your employment by FCE without cause or by you for Good Reason.

III. Eligibility for Severance; Requirement of Release.

Any severance payments required hereunder shall commence on the 60th day after the date of termination of your employment with FCE so long as and prior to such date you execute and agree to be bound by a release of all claims, on a form provided by FCE, which releases any and all claims that you have or might have against FCE and which contains terms customary in such agreements. If FCE does not receive an executed release prior to the date occurring sixty (60) days after the date of termination of your employment with FCE (including within such sixty day period any applicable revocation period), FCE shall have no obligation to make severance payments to you.

IV. Compliance with Section 409A of the Code.

To the extent that FCE in the exercise of its reasonable judgment shall determine that Section 409A of the Code applies to any amounts payable to you hereunder, then any such amounts shall be paid in such fashion and at such times so as to ensure that FCE and you are in compliance with Section 409A of the Code.

In the event that any stock of FCE or any entity within the same controlled group (as defined in Section 414(b) of the Code), is publicly traded on an established securities market as defined in Section 1.409A-1(i) of the Regulations under Section 409A of the Code, distributions to you that are subject to the provisions of Section 409A will not be made until the date that is six (6) months plus one day after your date of separation from service, or, if earlier than the end of the six-month period, the date of your death, if you are a Specified Employee. Any payments delayed hereunder shall be paid in a single lump sum payment on such date. For purposes of this paragraph, “Specified Employee” means a key employee (as defined in Code Section 416(i)) of FCE or any affiliated organization with employees in the United States. You will be considered a key employee for the period commencing April 1 and ending on the March 31 thereafter if you were a key employee on the previous December 31 and such designation shall be effective solely for that period.

In no event shall any payment be made hereunder that shall exceed the limitations of Section 162(m) of the Code and any regulations thereunder applicable to FCE.

Please acknowledge your receipt of this letter and your acceptance of its terms by signing below and returning to me by no later than December 19, 2011. A duplicate original of this letter will be provided to you for your files.

Sincerely,

Darrell Bradford

Vice President, Human Resources

Acknowledged and Accepted:

Michael Bishop

Dated

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